BRF S.A.
A Public Held Company
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240
CVM 16269-2

MATERIAL FACT

BRF S.A. ("BRF" or "Company" - Bovespa: BRFS3; NYSE: BRFS), pursuant to CVM Instruction 358 of January 3, 2002, as amended, following the Material Fact of September 3, 2014 and the Announcements to the Market of December 5, 2014 and May 8, 2015, hereby informs its shareholders and the market in general that on this date the Company has completed the sale of its dairy division to Lactalis do Brasil – Comércio, Importação e Exportação de Laticínios Ltda. (“Transaction”), including the sale of 100% of the shares of Elebat Alimentos S.A. ("Elebat"), an entity into which BRF has contributed the rights and obligations related to its dairy division. The value of the Transaction was approximately R$2.1 billion.

The financial implications related to this Transaction are being assessed by the Company and will be recorded on its financial statements for the 3rd quarter 2015.

São Paulo, July 1st, 2015.

Augusto Ribeiro Júnior

Chief Financial and Investor Relations Officer